AMENDMENT AGREEMENT No. 1
TO THE COMMITTED FACILITY AGREEMENT

AMENDMENT AGREEMENT (“Amendment”) dated as of December 22, 2015 to the Committed Facility Agreement, dated as of March 3, 2014 (as amended from time to time, the “Agreement”) between BNP Paribas Prime Brokerage, Inc. (“BNPP PB, Inc.”) and Guggenheim Credit Allocation Fund (“Customer”).

WHEREAS, the parties hereto desire to amend the Agreement as provided herein;

NOW THEREFORE, in consideration of the mutual agreements provided herein, the parties agree to amend the Agreement as follows:

1.	Amendment to Section 1 of the Agreement (‘Definitions’)

(a)	The following definition is hereby added to Section 1 of the Agreement in alphabetical order, reordering such other definitions as appropriate:

““Funding Event” means on any day (the “Date of Determination”), BNP Paribas’ long-term credit rating has declined to a level three or more notches below its highest rating by any of Standard & Poor’s Ratings Services, Moody’s Investor Service, Inc. or Fitch Ratings, Ltd. during the period beginning on and including December 17, 2015 and ending on and including such Date of Determination.”

2.	Amendment to Section 6 (‘Scope of Committed Facility’)

(a)	Section 6 of the Agreement is hereby amended by adding the following to the end thereof:

“Notwithstanding the foregoing or anything to the contrary herein, on or at any time after the occurrence of a Funding Event, BNPP PB, Inc. shall have the option to terminate the Agreement immediately upon notice.  Upon termination resulting from the exercise of such option, BNPP PB, Inc. shall pay to Customer a fee equal to 85 bps on the amount of Maximum Commitment Financing.”

(b)	Section 6 of the Agreement is hereby amended by replacing the following words “the 40 Act Financing Agreements” wherever appearing in Section 6 with the words “this Agreement”.

(c)	Section 6(e) of the Agreement is hereby amended by deleting the words “any of” currently appearing therein.

3.	Amendment to the Collateral Requirements in Section 1 in Appendix A of the Agreement

The Collateral Requirements in Section 1(g) in Appendix A of the Agreement is hereby amended by replacing the words “20%” currently appearing therein with the words “30%”.

4.	Amendment to the Rating-Based Debt Core Rate in Section 3(c)(ii) in Appendix A of the Agreement

The Rating-Based Debt Core Rate in Section 3(c)(ii) in Appendix A of the Agreement is hereby amended by deleting the phrase “based on the credit rating of the Issuer,” currently appearing therein.

5.	Representations

Each party represents to the other party that all representations contained in the Agreement are true and accurate as of the date of this Amendment and that such representations are deemed to be given or repeated by each party, as the case may be, on the date of this Amendment, except to the extent that such representations specifically refer to an earlier date, in which case they were true and correct as of such earlier date.

6.	Miscellaneous

(a)	Definitions. Capitalized terms used in this Amendment and not otherwise defined herein shall have the meanings specified for such terms in the Agreement.
(b)
Entire Agreement. This Amendment constitutes the entire agreement and understanding of the parties with respect to its subject matter and supersedes all oral communications and prior writings (except as otherwise provided herein) with respect thereto.

(c)	Counterparts. This Amendment may be executed and delivered in counterparts (including by facsimile transmission), each of which will be deemed an original.
(d)	Headings. The headings used in this Amendment are for convenience of reference only and are not to affect the construction of or to be taken into consideration in interpreting this Amendment.
(e)	Governing Law. This Amendment will be governed by and construed in accordance with the laws of the State of New York (without reference to choice of law doctrine).

(Signature page follows.)

IN WITNESS WHEREOF the parties have executed this Amendment with effect from the first date specified on the first page of this Amendment.

BNP PARIBAS PRIME BROKERAGE, INC. /s/ Jeffrey Lowe Name: Jeffrey Lowe Title: Managing Director /s/ JP Muir Name: JP Muir Title: Managing Director	GUGGENHEIM CREDIT ALLOCATION FUND /s/ John L. Sullivan Name: John L. Sullivan Title: Chief Financing Officer